*Exhibit 99.1
1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contacts:
Investors: Shawn Bevec, SVP, Investor Relations - investor.relations@bd.com
Media: Matt Marcus, VP, Public Relations - matt.marcus@bd.com

BD Reports Second Quarter Fiscal 2026 Financial Results

•Revenue of $4.7 billion increased 5.2% as reported, 2.6% FXN
•GAAP and adjusted diluted EPS from continuing operations of $(0.13) and $2.90, respectively
•Executed a $2.0 billion accelerated share repurchase (ASR) program and retired $2.1 billion of debt in the quarter
•Company reaffirms revenue growth guidance, raises full-year adjusted diluted EPS guidance1

FRANKLIN LAKES, NJ (May 7, 2026) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced results for its fiscal 2026 second quarter, which ended March 31, 2026.

“We delivered a solid second quarter, with revenue, margins and EPS all ahead of our expectations,” said Tom Polen, chairman, CEO and president of BD. “Execution was broad-based, with more than 90% of the business delivering mid‑single‑digit growth, strong performance from our growth platforms and ongoing margin momentum from BD Excellence. Based on our first‑half performance and improved visibility into the balance of the year, we are raising our full‑year adjusted EPS guidance and reaffirming our revenue growth expectations. We remain focused on disciplined execution of our New BD strategy, including advancing our commercial and innovation initiatives across key growth platforms, expanding margins, and delivering on our capital allocation framework, all to drive sustainable long‑term shareholder value.”

1BD does not attempt to provide reconciliations of forward-looking adjusted diluted EPS guidance to the comparable GAAP measure. See the discussion below under "Full Year Fiscal 2026 Guidance."

Recent Business Highlights

•Medical Essentials:
•Announced the commercial launch of the BD® CentroVena One™ Insertion System, the first all-in-one central venous catheter (CVC) insertion device on the market designed to simplify central line placement and enhance patient safety in acute settings.
•Connected Care:
•Announced a strategic partnership with Wellstar Health System to advance patient care and safety with medication management powered by AI, building a more connected approach from the pharmacy to the bedside by integrating the BD® Pyxis™ Pro and BD® Alaris™ Platforms to give clinicians clearer insight, greater accuracy and simple automation.
•Launched the BD® Pyxis™ Pro Dispensing Solution and BD® Incada™ Connected Care Platform in Europe, leveraging advanced automation and AI‑driven insights to improve medication management efficiency and safety across pharmacy settings.

•Launched the HemoSphere Stream™ Module, expanding access to continuous, noninvasive blood pressure monitoring with real‑time arterial waveform data across compatible bedside monitors and care settings.
•Announced a partnership with Sinteco to expand advanced robotics for end‑to‑end connected medication management, streamlining pharmacy operations and supporting higher‑quality care.
•Earned three 2026 Best in KLAS Awards with BD Pyxis™ MedStation™ ES recognized for Automated Dispensing Cabinets and the BD Alaris™ Infusion System for Traditional and EHR-Integrated Smart Pumps.
•Interventional:
•Received CE Marking for the Revello™ Vascular Covered Stent, advancing BD's peripheral vascular portfolio with a next-generation endovascular solution for iliac artery treatment.
•Received CE Marking for the Liverty™ TIPS Stent Graft, advancing portal hypertension care with a next‑generation interventional solution for patients with advanced liver disease.
•Received FDA 510(k) clearance for Surgiphor™ 1000mL, the first and only 1000 mL antimicrobial wound irrigation system designed for powered lavage, enabling standardized, OR‑ready irrigation.
•BD named a Top 100 Global Innovator by LexisNexis, reflecting the strength of BD's innovation engine and contributions to sustainable growth, margin expansion and competitive advantage.

Basis of Presentation— Continuing Operations

On February 9, 2026, the company completed the spin-off of BD's former Biosciences and Diagnostic Solutions business and the combination of the business with Waters Corporation ("Waters"). The historical results of the former Biosciences and Diagnostic Solutions business, which was previously the Life Sciences segment, are reflected as discontinued operations for all periods presented. Financial information presented in this release reflects BD's results on a continuing operations basis. Prior periods have been recast to conform to this presentation.

Second Quarter Fiscal 2026 Operating Results

	Three Months Ended March 31,		Reported Change	Foreign Currency Neutral Change[1]
(Millions of dollars, except per share amounts)	2026	2025
Revenues	$4,714	$4,480	5.2%	2.6%
Reported Diluted Earnings per Share	$(0.13)	$0.55	(123.6)%	(130.9)%
Adjusted Diluted Earnings per Share[1]	$2.90	$2.79	3.9%	1.1%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.

Geographic Results

Revenues (Millions of dollars)	Three Months Ended March 31,		Reported Change	Foreign Currency Neutral Change[1]
	2026	2025
United States	$2,917	$2,776	5.1%	5.1%
International	$1,797	$1,704	5.5%	(1.4)%
Total Revenues	$4,714	$4,480	5.2%	2.6%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.

Segment Results

Revenues (Millions of dollars)	Three Months Ended March 31,		Reported Change	Foreign Currency Neutral Change[1]
	2026	2025
Medical Essentials[2]	$1,647	$1,573	4.7%	1.7%
Connected Care[2]	$1,120	$1,068	4.9%	3.2%
BioPharma Systems[2]	$590	$575	2.5%	(1.8)%
Interventional[2]	$1,357	$1,264	7.3%	5.3%
Total Revenues	$4,714	$4,480	5.2%	2.6%
1Represents a non-GAAP financial measure; refer to reconciliations of non-GAAP financial measures in the attached financial tables.
2Effective October 1, 2025, the company reorganized its organizational units into five distinct, separately-managed segments, which are based on the nature of the company's product and service offerings. Subsequent to the spin-off of the company's former Biosciences and Diagnostic Solutions business and the combination of the business with Waters, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.

Full Year Fiscal 2026 Guidance

The company updates its full year fiscal 2026 guidance as follows:

	Updated New BD Guidance as of May 7, 2026	Prior New BD Guidance as of February 9, 2026
GAAP Revenue Growth	Low single-digit plus	Low single-digit plus
Revenue Growth (FXN)	Low single-digit	Low single-digit

Adjusted Diluted EPS	$12.52 to $12.72	$12.35 to $12.65

BD's guidance for full year fiscal 2026 reflects numerous assumptions that could affect its business, based on the information management has reviewed as of this date. Management will discuss its guidance and several of its assumptions on its second fiscal quarter earnings call.

The company's expected adjusted diluted EPS for fiscal 2026 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, separation-related costs, and certain tax matters. BD does not attempt to provide reconciliations of forward-looking adjusted diluted EPS guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a material impact on GAAP measures of BD’s financial performance. We also present our revenue growth for our 2026 fiscal year after adjusting for the illustrative impact of foreign currency translation. BD believes that this adjustment allows investors to better evaluate BD’s anticipated underlying revenue performance for our 2026 fiscal year in relation to our underlying 2025 fiscal year performance.

Conference Call and Presentation Materials
BD will host an audio webcast today for the public, investors, analysts and news media to discuss its second quarter results. The audio webcast will be broadcast live on BD’s website, www.bd.com/investors, at 8 a.m. (ET) Thursday, May 7, 2026. Accompanying slides will be available on BD’s website, www.bd.com/investors at approximately 6:30 a.m. (ET). The conference call will be available for replay on BD’s website, www.bd.com/investors. Alternatively, you can dial into the replay at 800-688-9445 (domestic) and 402-220-1371 (international) through the close of business on Thursday, May 14, 2026. A confirmation number is not needed to access the replay.

Non-GAAP Financial Measures/Financial Tables
This press release contains certain non-GAAP financial measures. These include revenue growth rates on a currency-neutral basis and adjusted diluted earnings per share. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States. BD management believes that the use of non-GAAP measures to adjust for items that are considered by management to be outside of BD’s underlying operational results or that affect period-to-period comparability helps investors to gain a better understanding of our performance year-over-year, to analyze underlying trends in our businesses, to analyze our operating results, and to understand future prospects. Management uses these non-GAAP financial measures to measure and forecast the company’s performance, especially when comparing such results to previous periods or forecasts. We believe presenting such adjusted metrics provides investors with greater transparency to the information used by BD management for its operational decision-making and for comparison to other companies within the medical technology industry. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on BD’s net income, earnings per share or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. BD strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by BD may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Non-GAAP measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures.

We present adjusted diluted earnings per share for the second quarter and the first six months of fiscal year 2026, and the corresponding prior periods, after eliminating items we believe are not part of our ordinary operations and affect the comparability of the periods presented. Adjusted diluted earnings per share includes adjustments for the impact of purchase accounting adjustments, integration and restructuring costs, transaction costs, separation-related costs, certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, certain pension settlement costs, and the impact of the extinguishment of debt.

We also present revenue growth rates for the second quarter and the first six months of fiscal year 2026 over the corresponding prior periods on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We also show the growth in adjusted diluted earnings per share compared to the prior year periods after eliminating the impact of foreign currency translation to further enable investors to evaluate BD’s underlying earnings performance compared to the prior period. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a foreign currency-neutral basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to the prior periods.

New BD refers to BD post the separation of the Biosciences and Diagnostic Solutions business from BD.

Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

About BD
BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.

***
This press release and accompanying audio webcast on May 7, 2026 contain certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s future prospects and performance, including, but not limited to, statements relating to future revenues, margins, earnings per share, leverage targets and capital deployment. All such statements are based upon current expectations and assumptions of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to such forward-looking statements, a number of factors could cause actual results to vary materially. These factors include, but are not limited to, risks relating to macroeconomic conditions and their impact on our operations and healthcare spending generally, including any impact related to the imposition of (and changing policies around) new and existing tariffs enacted by the U.S. government (and related countermeasures by non-U.S. governments), or our ability to mitigate the impact of such tariffs, including developments regarding refunds of certain tariffs; import or export licensing requirements and other governmental restrictions; reductions in U.S. government funding for healthcare, disruptions in global transportation networks or other aspects of our supply chain on our ability to source raw materials, components and energy sources needed to produce our products; inflationary pressures, currency and interest rate fluctuations, global oil prices and increased borrowing costs; conditions in international markets, including geopolitical developments such as the continuation and/or escalation of evolving situations in Iran and the Middle East region (which could result in continued disruption of transportation lanes and global energy supplies, as well as increases in global oil prices and adversely affect our supply chain costs, ability to source raw materials and components and our ability to deliver product to customers), Ukraine and Asia; competitive factors, including changing customer and patient preferences and requirements, such as decreased demand for our products as a result of changes to U.S. federal and state policies (such as for pharmaceutical products and vaccines, and increased demand for products utilizing emerging technologies (such as artificial intelligence (“AI”)), as well as new products or novel medical therapies introduced by competitors; changes in research and development efforts, investment or suspension by pharmaceuticals companies with regard to vaccine development; changes in reimbursement practices and coverage policies and third-party payer cost containment measures and health insurance coverage levels and costs; decreases or delays in purchases of our products due to reduced research and development spending; product efficacy or safety concerns and related regulatory actions, changes to the labeled indications or permitted uses of our products, non-compliance with applicable regulatory requirements regarding our products, including marketing authorization, registration, quality system and manufacturing requirements (including as a result of product modifications), or other factors that could result in product recalls, field actions, lost revenue, restrictions on our ability to continue selling existing products or commercialize new products (including limitations on future product clearances or approvals and the imposition of civil penalties); increased exposure to product liability or other claims and damage to our reputation (including products we acquire through acquisitions); changes to legislation or regulations that may impact U.S. or foreign healthcare systems, changes in medical or clinical practices or in customer and patient preferences, efforts to improve compliance of healthcare practitioners, potential cuts or freezes in healthcare spending and/or governmental or private measures to contain healthcare costs, such as China’s volume-based procurement tender process or changes in pricing and reimbursement policies, which could result in reduced demand for our products or downward pricing pressure; policy and regulatory changes that may be implemented by the U.S. government, including the further elimination, downsizing and/or reduced funding of certain government agencies and programs, as well as further changes in the policy positions of such agencies (including those related to pharmaceutical products and vaccines); other new or changing laws and regulations impacting our business, including changes in tax laws, new and changing environmental laws and regulations (such as those related to sustainability, climate change or materials of concern) and new and changing cybersecurity, AI or privacy laws; other changes in laws impacting international trade or anti-corruption and bribery, or changes in reporting requirements or enforcement practices with respect to such laws; the adverse impact on our business or products of past, current or future information and technology system disruptions, breaches or breakdowns, including through cyberattacks, ransom attacks or cyber-intrusion, and any investigations, legal proceedings, liability, expense or reputational damage arising in connection with any such events; any adverse impact related to the development, deployment and use of AI in our products and business operations; labor disruptions; our suppliers’ ability to provide products needed for our operations and BD’s ability to maintain favorable supplier arrangements and relationships; increases in raw material, component, labor, duties, freight, energy and other production costs and their effect on, among other things, the cost of producing BD’s products; adverse changes in regional, national or foreign economic conditions, including any impact on our ability to access credit markets and finance our operations; risks relating to our overall indebtedness; the possible impact of natural disasters and public health crises on our business and the global healthcare system, which could decrease demand for our products, disrupt our operations or the operations of our customers and companies within our supply chain, or increase transportation costs; interruptions in our manufacturing or sterilization processes or those of our third-party providers, including any restrictions placed on the use of ethylene oxide for sterilization; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; the overall timing of the replacement or remediation of the BD Alaris™ Infusion System and return to market in the U.S., which may be impacted by, among other things, customer readiness, supply continuity and our continued engagement with the FDA; our ability to achieve our projected level or mix of product sales; our ability to successfully integrate any businesses we acquire; uncertainties of litigation, investigations, regulatory actions, subpoenas, settlements, fines, penalties and/or other sanctions (as described in BD’s filings with the Securities and Exchange Commission (the "SEC")); the issuance of new or revised accounting standards; risks associated with the separation of our former BD's Biosciences and Diagnostic Solutions and the combination of the business with Waters, including factors that could diminish our benefits from the transaction; our ability to execute our New BD strategy, Excellence Unleashed, as expected; and other factors discussed in BD’s filings with the SEC. Tariff commentary is based on tariff policies in effect as of May 6, 2026. International trade policies, trade restrictions and tariffs (and related countermeasures and developments regarding refunds of certain tariffs) are rapidly evolving and there can be no assurance as to how the landscape may change and what the ultimate impact on our guidance and results of operations will be. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended March 31,
	2026	2025	% Change
Revenues	$4,714	$4,480	5.2

Cost of products sold	2,560	2,619	(2.3)
Selling and administrative expense	1,213	1,117	8.6
Research and development expense	249	232	7.3
Integration, restructuring and transaction expense	533	93	471.5
Other operating expense, net	66	35	88.5
Total Operating Costs and Expenses	4,620	4,097	12.8
Operating Income	93	383	(75.6)

Interest expense	(149)	(150)	(0.7)
Interest income	9	5	102.6
Other income (expense), net	86	(36)	335.8
Income from Continuing Operations Before Income Taxes	39	201	(80.5)
Income tax provision	76	43	75.1
Net (Loss) Income from Continuing Operations	(37)	158	(123.1)
(Loss) Income from Discontinued Operations, Net of Tax	(274)	150	(283.0)
Net (Loss) Income	$(311)	$308	(201.0)

Basic Earnings Per Share
(Loss) Income from Continuing Operations	$(0.13)	$0.55	(123.6)
(Loss) Income from Discontinued Operations	(0.98)	0.52	(288.5)
Basic (Loss) Earnings per Share	$(1.11)	$1.07	(203.7)

Diluted Earnings Per Share
(Loss) Income from Continuing Operations	$(0.13)	$0.55	(123.6)
(Loss) Income from Discontinued Operations	(0.98)	0.52	(288.5)
Diluted (Loss) Earnings per Share	$(1.11)	$1.07	(203.7)

Average Shares Outstanding (in thousands)
Basic	280,640	287,293
Diluted	280,640	287,737

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Six Months Ended March 31,
	2026	2025	% Change
Revenues	$9,200	$8,813	4.4

Cost of products sold	4,994	5,155	(3.1)
Selling and administrative expense	2,442	2,272	7.5
Research and development expense	484	476	1.8
Integration, restructuring and transaction expense	640	182	252.2
Other operating expense, net	78	63	24.4
Total Operating Costs and Expenses	8,639	8,147	6.0
Operating Income	562	665	(15.6)

Interest expense	(302)	(305)	(1.0)
Interest income	13	27	(52.5)
Other income (expense), net	78	(50)	257.1
Income from Continuing Operations Before Income Taxes	350	337	3.9
Income tax provision	76	33	132.6
Net Income from Continuing Operations	274	304	(10.0)
(Loss) Income from Discontinued Operations, Net of Tax	(202)	306	(166.1)
Net Income	$72	$611	(88.3)

Basic Earnings Per Share
Income from Continuing Operations	$0.97	$1.06	(8.5)
(Loss) Income from Discontinued Operations	(0.72)	1.06	(167.9)
Basic Earnings per Share	$0.25	$2.12	(88.2)

Diluted Earnings Per Share
Income from Continuing Operations	$0.96	$1.05	(8.6)
(Loss) Income from Discontinued Operations	(0.71)	1.06	(167.0)
Diluted Earnings per Share	$0.25	$2.11	(88.2)

Average Shares Outstanding (in thousands)
Basic	283,138	288,411
Diluted	284,634	289,193

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; Amounts in millions)

	March 31, 2026	September 30, 2025
Assets
Cash and equivalents	$813	$567
Restricted cash	202	210
Short-term investments	3	8
Trade receivables, net	2,205	2,396
Inventories	3,357	3,149
Prepaid expenses and other	1,432	1,379
Current assets of discontinued operations	—	1,545
Total Current Assets	8,012	9,255
Property, plant and equipment, net	6,082	6,383
Goodwill and other intangibles, net	34,303	35,190
Other assets	2,434	2,383
Noncurrent assets of discontinued operations	—	2,114
Total Assets	$50,832	$55,325
Liabilities and Shareholders' Equity
Current debt obligations	$2,573	$1,559
Other current liabilities	5,934	6,106
Current liabilities of discontinued operations	—	648
Long-term debt	14,706	17,620
Long-term employee benefit obligations	1,026	1,027
Deferred income taxes and other liabilities	2,460	2,632
Noncurrent liabilities of discontinued operations	—	342
Shareholders’ equity	24,133	25,390
Total Liabilities and Shareholders' Equity	$50,832	$55,325

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Amounts in millions)

	Six Months Ended March 31,
	2026	2025
Operating Activities
Net income	$72	$611
Less: (Loss) income from discontinued operations, net of tax	(202)	306
Income from continuing operations, net of tax	274	304
Depreciation and amortization	1,134	1,131
Change in operating assets and liabilities and other, net	(80)	(947)
Net Cash Provided by Continuing Operating Activities	1,328	489
Investing Activities
Capital expenditures	(233)	(219)
Maturities and sales of investments	23	413
Acquisitions, net of cash acquired and adjustments	—	13
Other, net	(111)	(136)
Net Cash (Used for) Provided by Continuing Investing Activities	(322)	71
Financing Activities
Change in short-term debt	328	340
Distribution from spin-off entity, net	3,857	—
Payments of debt	(2,000)	(875)
Repurchases of common stock	(2,250)	(750)
Dividends paid	(589)	(600)
Other, net	(63)	(81)
Net Cash Used for Continuing Financing Activities	(716)	(1,966)
Discontinued Operations
Net cash (used for) provided by operating activities	(73)	368
Net cash used for investing activities	(53)	(59)
Net cash provided by (used for) financing activities	71	(3)
Net Cash (Used for) Provided by Discontinued Operations	(55)	306
Effect of exchange rate changes on cash and equivalents and restricted cash	3	(11)
Net increase (decrease) in cash and equivalents and restricted cash	238	(1,111)
Opening Cash and Equivalents and Restricted Cash	777	1,792
Closing Cash and Equivalents and Restricted Cash	$1,015	$681

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS
Three Months Ended March 31,
(Unaudited; Amounts in millions)

	United States			International					Total
							% Change					% Change
	2026	2025	% Change	2026	2025	FX Impact	Reported	FXN	2026	2025	FX Impact	Reported	FXN
Medical Essentials(1)
Medication Delivery Solutions	$712	$687	3.7	$451	$430	$31	4.9	(2.2)	$1,163	$1,117	$31	4.1	1.4
Specimen Management	253	242	4.5	231	213	17	8.1	0.3	484	456	17	6.2	2.5
Total	$965	$929	3.9	$682	$643	$47	6.0	(1.4)	$1,647	$1,573	$47	4.7	1.7

Connected Care(1)
Medication Management Solutions	$660	$662	(0.2)	$168	$149	$14	12.7	3.3	$829	$811	$14	2.2	0.4
Advanced Patient Monitoring	180	155	15.9	112	102	4	10.0	6.2	292	257	4	13.6	12.0
Total	$840	$817	2.9	$280	$251	$18	11.6	4.5	$1,120	$1,068	$18	4.9	3.2

BioPharma Systems(1)(2)	$178	$149	19.4	$411	$426	$25	(3.4)	(9.2)	$590	$575	$25	2.5	(1.8)

Interventional(1)
Peripheral Intervention	$279	$269	3.9	$236	$212	$15	11.1	4.1	$515	$481	$15	7.1	4.0
Urology and Critical Care	351	323	8.6	79	77	4	3.0	(2.3)	430	400	4	7.5	6.5
Surgery	303	289	4.9	109	94	7	14.9	7.3	411	383	7	7.4	5.5
Total	$933	$880	6.0	$423	$384	$26	10.4	3.6	$1,357	$1,264	$26	7.3	5.3

Total Revenues from Continuing Operations	$2,917	$2,776	5.1	$1,797	$1,704	$116	5.5	(1.4)	$4,714	$4,480	$116	5.2	2.6

(1)Effective October 1, 2025, the Company reorganized its organizational units into five distinct, separately-managed segments, which were based on the nature of the Company's product and service offerings. Subsequent to the spin-off of the company's former Biosciences and Diagnostic Solutions business (which was previously the Life Sciences segment) and the combination of the business with Waters on February 9, 2026, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.
(2)The BioPharma Systems segment is comprised of the Company's former Pharmaceutical Systems organizational unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS
Six Months Ended March 31,
(Unaudited; Amounts in millions)

	United States			International					Total
							% Change					% Change
	2026	2025	% Change	2026	2025	FX Impact	Reported	FXN	2026	2025	FX Impact	Reported	FXN
Medical Essentials(1)
Medication Delivery Solutions	$1,405	$1,381	1.7	$886	$860	$43	3.0	(1.9)	$2,291	$2,241	$43	2.2	0.3
Specimen Management	498	481	3.7	453	437	24	3.8	(1.7)	951	917	24	3.7	1.1
Total	$1,903	$1,861	2.2	$1,340	$1,297	$67	3.3	(1.9)	$3,242	$3,158	$67	2.7	0.6

Connected Care(1)
Medication Management Solutions	$1,339	$1,321	1.4	$324	$291	$20	11.3	4.4	$1,663	$1,612	$20	3.1	1.9
Advanced Patient Monitoring	358	314	14.1	231	215	6	7.5	4.9	589	528	6	11.4	10.4
Total	$1,697	$1,635	3.8	$555	$506	$26	9.7	4.6	$2,252	$2,141	$26	5.2	4.0

BioPharma Systems(1)(2)	$329	$253	29.9	$690	$740	$32	(6.7)	(11.0)	$1,019	$993	$32	2.6	(0.6)

Interventional(1)
Peripheral Intervention	$545	$522	4.5	$456	$432	$21	5.3	0.6	$1,000	$954	$21	4.9	2.7
Urology and Critical Care	690	629	9.8	167	160	5	4.3	1.0	857	789	5	8.6	8.0
Surgery	613	591	3.6	217	187	10	16.2	10.7	829	778	10	6.6	5.3
Total	$1,847	$1,742	6.1	$839	$779	$36	7.7	3.1	$2,687	$2,521	$36	6.6	5.2

Total Revenues from Continuing Operations	$5,776	$5,490	5.2	$3,424	$3,322	$161	3.1	(1.8)	$9,200	$8,813	$160	4.4	2.6

(1)Effective October 1, 2025, the Company reorganized its organizational units into five distinct, separately-managed segments, which were based on the nature of the Company's product and service offerings. Subsequent to the spin-off of the company's former Biosciences and Diagnostic Solutions business (which was previously the Life Sciences segment) and the combination of the business with Waters on February 9, 2026, the Life Sciences segment was eliminated, leaving the Company with four distinct, separately-managed segments. Prior period amounts have been recast to reflect the reorganization on a continuing operations basis.
(2)The BioPharma Systems segment is comprised of the Company's former Pharmaceutical Systems organizational unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended March 31,
	2026	2025	Change	Translational FX	FXN Change	Change %	FXN Change %
Reported Diluted (Loss) Earnings per Share from Continuing Operations	$(0.13)	$0.55	$(0.68)	$0.04	$(0.72)	(123.6)%	(130.9)%
Purchase accounting adjustments ($368 million and $543 million pre-tax, respectively) (1)	1.31	1.89		0.01
Integration costs ($46 million and $26 million pre-tax, respectively) (2)	0.16	0.09		—
Restructuring costs ($487 million and $66 million pre-tax, respectively) (2)	1.73	0.23		0.02
Separation-related items ($40 million pre-tax) (3)	0.14	—		—
Product, litigation, and other items ($132 million and $139 million pre-tax, respectively) (4)	0.47	0.48		—
Impacts of debt extinguishment (($122) million pre-tax)	(0.43)	—		—
Dilutive impact (5)	(0.01)	—		—
Tax impact of specified items and other tax related (($97) million and ($129) million, respectively)	(0.35)	(0.45)		—
Adjusted Diluted Earnings per Share from Continuing Operations	$2.90	$2.79	$0.11	$0.08	$0.03	3.9%	1.1%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities. Restructuring costs for the three months ended March 31, 2026 reflect non-cash asset impairment charges of $450 million across all reportable segments based upon the Company's commitment to exit certain operational activities and projects which no longer align with and facilitate its current operational strategy, Excellence Unleashed. These exit actions are aimed at simplifying the Company’s operations and aligning resources behind its most value-creating platforms. The impairment charges are primarily reflected as decreases of $238 million within Property, plant and equipment, net, and $134 million within Goodwill and other intangibles, net, on the Company’s March 31, 2026 condensed consolidated balance sheet.
(3)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(4)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount for the three months ended March 31, 2026 reflects charges of $42 million recorded to Cost of products sold to adjust the estimate of future product remediation costs, charges of $52 million recorded to Other operating expense, net, related to various legal matters, and a charge of $25 million to Other expense, net related to pension settlement costs. The amount for the three months ended March 31, 2025 reflects a charge of $76 million recorded to Cost of products sold to adjust the estimate of future product remediation costs and charges of $32 million recorded to Other operating expense, net, related to various legal matters.
(5)The amount in 2026 represents the exclusion of share equivalents associated with share-based plans from the reported diluted shares outstanding calculation because such equivalents would have been antidilutive due to the net loss incurred during the period. The adjusted diluted average shares outstanding (in thousands) were 281,674.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Six Months Ended March 31,
	2026	2025	Change	Translational FX	FXN Change	Change %	FXN Change %
Reported Diluted Earnings per Share from Continuing Operations	$0.96	$1.05	$(0.09)	$0.04	$(0.13)	(8.6)%	(12.4)%
Purchase accounting adjustments ($751 million and $1.105 billion pre-tax, respectively) (1)	2.64	3.82		0.01
Integration costs ($82 million and $50 million pre-tax, respectively) (2)	0.29	0.17		—
Restructuring costs ($557 million and $128 million pre-tax, respectively) (2)	1.96	0.44		0.03
Transaction costs ($4 million pre-tax) (3)	—	0.01		—
Separation-related items ($41 million pre-tax) (4)	0.14	—		—
Product, litigation, and other items ($140 million and $211 million pre-tax, respectively) (5)	0.49	0.73		—
Impacts of debt extinguishment (($122) million pre-tax)	(0.43)	—		—
Tax impact of specified items and other tax related (($192) million and ($191) million, respectively)	(0.67)	(0.66)		—
Adjusted Diluted Earnings per Share from Continuing Operations	$5.38	$5.57	$(0.19)	$0.08	$(0.27)	(3.4)%	(4.8)%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities. Restructuring costs for the six months ended March 31, 2026 reflect non-cash asset impairment charges of $450 million across all reportable segments based upon the Company's commitment to exit certain operational activities and projects which no longer align with and facilitate its current operational strategy, Excellence Unleashed. These exit actions are aimed at simplifying the Company’s operations and aligning resources behind its most value-creating platforms. The impairment charges are primarily reflected as decreases of $238 million within Property, plant and equipment, net, and $134 million within Goodwill and other intangibles, net, on the Company’s March 31, 2026 condensed consolidated balance sheet.
(3)Represents transaction costs recorded to Integration, restructuring and transaction expense incurred in connection with the Advanced Patient Monitoring acquisition.
(4)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(5)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount for the six months ended March 31, 2026 reflects charges of $42 million recorded to Cost of products sold to adjust the estimate of future product remediation costs, charges of $63 million recorded to Other operating expense, net, related to various legal matters, and a charge of $25 million to Other expense, net, related to pension settlement costs. The amount for the six months ended March 31, 2025 reflects charges of $98 million to Cost of products sold to adjust the estimate of future product remediation costs and charges of $60 million to Other operating expense, net, related to various legal matters.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2026 GUIDANCE RECONCILIATION

	Full Year FY2025	Full Year FY2026 Guidance
	($ in millions)	% Change
BDX Reported Revenues from Continuing Operations	$18,544

FY2026 Reported Revenue Growth		Low single-digit plus
Illustrative Foreign Currency (FX) Impact		~+120 basis points
FY2026 Revenue Growth (FXN)		Low single-digit

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2026 GUIDANCE RECONCILIATION CONTINUED

		Full Year FY 2026 Guidance
	Full Year FY2025	Total Company
Reported Diluted Earnings per Share from Continuing Operations	$3.81
Purchase accounting adjustments ($1.865 billion pre-tax) (1)	6.46
Integration costs ($127 million pre-tax) (2)	0.44
Restructuring costs ($270 million pre-tax) (2)	0.93
Transaction costs ($6 million pre-tax) (3)	0.02
Separation-related items ($3 million pre-tax) (4)	0.01
Product, litigation, and other items ($506 million pre-tax) (5)	1.75
Tax impact of specified items and other tax related (($443) million)	(1.54)
Adjusted Diluted Earnings per Share from Continuing Operations	$11.90	$12.52 to $12.72

Reported % Change		+5.2% to +6.9%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions.
(2)Represents costs associated with integration and restructuring activities.
(3)Represents transaction costs incurred in connection with the Advanced Patient Monitoring acquisition.
(4)Represents costs recorded to Other operating expense, net, incurred in connection with the separation of our former Biosciences and Diagnostic Solutions business and the combination of the business with Waters.
(5)Includes certain (income) expense items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount in 2025 reflects charges of $98 million to Cost of products sold to adjust the estimate of future product remediation costs, charges of $297 million to Other operating expense, net, related to product liability and certain other legal matters, and charges of $38 million to Other expense, net, related to pension settlement costs.